Exhibit (a)(1)(vi)

[BFRM Letterhead]

Highlights of the BioForm Medical Stock Option Exchange Program

Introducing the Exchange Program

The Exchange Program is a one-time offer to exchange options with an exercise price equal to or greater than $3.70 per share for new options. These new options will provide employees with the right to purchase the same number shares at a per share exercise price to be determined by the closing price of our common stock on the date the new options are granted (currently expected to be January 22, 2009). Each new option will have a new four-year annual vesting schedule, commencing on its grant date.

Stock options enable you to benefit when the market price of BioForm Medical common stock exceeds the exercise price of your exercisable options. Currently, some outstanding BioForm Medical stock options are substantially “underwater” (meaning that the exercise price is substantially higher than the current market price). To help restore the motivational and retention value of its equity incentive program, BioForm Medical is offering you the opportunity to exchange certain underwater options that you currently hold (the Eligible Options) for new options to purchase the same number of shares (the “Replacement Options”) as explained below. If you exchange Eligible Options, they will be cancelled and Replacement Options will be issued in their place.

This document provides a general description of the Offer and includes information you should consider when making your decision to participate in the Exchange Program.

For complete details on the Exchange Program, please read the Offering Memorandum (the “Offering Memorandum”) included in this mailing. Many concepts and terms used in this brochure are further described and defined in the Offering Memorandum. Please read the Offering Memorandum in its entirety. If you need another copy of the Offering Memorandum, please send an e-mail directly to David Hartley at dhartley@bioform.com or call (650) 286-4035.

Your Participation is Voluntary

You can choose whether or not to participate in the Exchange Program — the decision is entirely yours. As authorized by the BioForm Medical Board of Directors, this is a one-time offer. The Offer opens on December 22, 2008 at 9:00 a.m. PST and ends on January 22, 2009 at 7:00 p.m. PST. To participate, you must complete and submit your Election Form to us before the Offer closes. If you choose not to exchange any options, no action is required.

Key Dates

Date	Action
December 22, 2008
(9:00 a.m. PST)	Offer opens

December 22, 2008 — January 22, 2009	Election period

January 22, 2009
(7:00 p.m. PST)	Offer ends

January 22, 2009	Eligible Options tendered and accepted for exchange and not withdrawn during the election period are cancelled and Replacement Options are granted

Note that dates for election period and grant of Replacement Options may change. In addition, we may, in our sole discretion, decide to terminate this Offer at any time prior to the expiration of this Offer.

Highlights of the BioForm Medical Stock Option Exchange Program

Option Exchange Program At a Glance

Here are the basic provisions of the BioForm Medical Stock Option Exchange Program. This summary is qualified in its entirety by reference to the Offering Memorandum included in this mailing.

Provision	Description
Eligible Employees

You will generally be eligible to participate in the Exchange Program if you are an employee of BioForm Medical, or a subsidiary of BioForm Medical, holding at least one Eligible Option on each of:

•        The day the Offer opens (December 22, 2008),

•        The day the Offer ends (January 22, 2009), and

•        The grant date of the Replacement Options (January 22, 2009).

Eligible Options	Outstanding options that have an exercise price equal to or greater than $3.70 are eligible for exchange. Check your personalized information on the Election Form in the materials that were mailed to you for details on your Eligible Options.

Number of Shares that may be Purchased with Replacement Options	The number of shares that may be purchased with the Replacement Options will be the same as the number of shares that could have been purchased with the Eligible Options. These Replacement Options will have new four-year annual vesting schedule commencing on the grant date of the new options.

Exercise Price of Replacement Options	The exercise price of the Replacement Options will be the closing price of BioForm Medical stock on the NASDAQ on the grant date of the Replacement Options, which is currently expected to be January 22, 2009.

Expiration Date of Replacement Options	Each Replacement Option will have an expiration date of ten years post its grant date.

Vesting of Replacement Options	Each Replacement Option will have a new four-year annual vesting schedule, commencing on the grant date of the Replacement Option.

Grant-by-Grant Exchange	If you hold more than one Eligible Option grant, you may choose which, if any, individual Eligible Option grants to exchange. Each Eligible Option grant you exchange must be exchanged in its entirety to the extent that such Eligible Option grant is unexercised. For information concerning your specific Eligible Option grants, please see the personalized Election Form in the materials included in this mailing.

Other Terms of Replacement Options	Replacement Options will be granted under the 2007 Plan and we encourage you to consult it for further information. The Replacement Options will have a provision that states that, if you are terminated within a certain period of time following a change of control of BioForm Medical, the vesting of your Replacement Options will accelerate.

Election Period	You may elect to exchange your Eligible Options anytime between 9:00 a.m. PST on December 22, 2008 and 7:00 p.m. PST on January 22, 2009. You must continue to be an Eligible Employee at the time the Offer ends and at the time the Replacement Options are granted in order for your exchange election to be valid. Exchange elections received after 7:00 p.m. on January 22, 2009 will not be valid.

Grant Date of Replacement Options	We expect that Eligible Options you elect to exchange will be cancelled and Replacement Options will be granted on January 22, 2009, unless the Offer is extended.

Highlights of the BioForm Medical Stock Option Exchange Program

Step 1: Get Ready

•	Carefully read all materials related to the Exchange Program, including the following:

•	Offering Memorandum

•	Election Form

•	Review the information regarding your Eligible Options and the related Replacement Options in your personalized Election Form.

•	If you have questions about the Exchange Program, you can contact David Hartley:

•	Call (650) 286-4035.

•	E-mail your questions to: dhartley@bioform.com.

•	Consult your personal financial and tax advisors.

Step 2: Make Your Election

If you wish to participate in the Exchange Program, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to David Hartley at BioForm Medical by one of the following methods:

•	by regular mail to BioForm Medical, Inc., Attn: David Hartley, 1875 South Grant Street, Suite 200, San Mateo, CA 94402,;

•	by facsimile to David Hartley at (650) 286-4075; or

•	by e-mail, send a signed PDF of the Election Form to David Hartley at dhartley@bioform.com; or

•	by inter-office mail to David Hartley in the San Mateo Office.

To participate, your Election Form must be received by us no later than 7:00 p.m. PST on January 22, 2009, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form confirming our acceptance of your properly tendered Eligible Options. If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares your Replacement Options entitle you to purchase and the per share exercise price.

If you choose not to exchange your Eligible Options, no action is required on your part. In that case, you will continue to hold your Eligible Options at their current exercise price until you exercise them, or until they expire or, in the case of certain terminations of employment, are otherwise forfeited.

Changing Your Election

You may change your election at any time up to the close of the Offer at 7:00 p.m. PST on January 22, 2009. To do so, complete and return a new Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to David Hartley at BioForm Medical by one of the following methods:

•	by regular mail to BioForm Medical, Inc., Attn: David Hartley, 1875 South Grant Street, Suite 200, San Mateo, CA 94402;

•	by facsimile to David Hartley at (650) 286-4075;

•	by e-mail, send a signed PDF of the Election Form to David Hartley at dhartley@bioform.com; or

•	by inter-office mail to David Hartley in the San Mateo Office.

Find Answers to Your Questions

If you have questions after reading all of the materials, please send an e-mail directly to David Hartley dhartley@bioform.com or call (650) 286-4035.

Important Legal Information

In order to participate in this Exchange Program, you must follow the instructions in the Offering Memorandum. You must be an Eligible Employee to participate in the Exchange Program, as fully described in the Offering Memorandum. Only certain outstanding BioForm Medical stock options are eligible to be exchanged. These Eligible Options are fully described in the Offering Memorandum.

The Offering Memorandum contains valuable information that may help you decide whether or not to participate in the Exchange Program. For complete terms and conditions, please review the Offering Memorandum. If there is any discrepancy between this material and the Offering Memorandum, the Offering Memorandum will govern. Participation in the Exchange Program does not constitute a contract of employment or otherwise guarantee employment with BioForm Medical. As authorized by BioForm Medical’s Board of Directors, this Exchange Program is a one-time offer to exchange Eligible Options for Replacement Options to purchase the same number of shares. These Replacement Options will have new four-year annual vesting schedule commencing on the grant date of the options. BioForm Medical expects to cancel the Eligible Options offered for exchange and grant the Replacement Options on the day this Offer expires.

There can be no assurances that the price of our stock will increase, thereby creating value for holders of our stock options, or that exchanging Eligible Options would be more advantageous than keeping them. BioForm Medical is not advising you as to whether or not to participate in the Exchange Program. Only you are responsible for deciding whether to exchange your Eligible Options. When you participate in a stock-based program, you take on a number of risks, including Company risk and market risk.

This material is for communication purposes only and is non-binding. BioForm Medical is not forecasting, in this or related materials, possible future increases, if any, in the value of BioForm Medical common stock.